As filed with the Securities and Exchange Commission on March 31, 2008 Registration No. 333-137055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

TO FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

------------------------

PEACE ARCH ENTERTAINMENT GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	N/A
(State or Other Jurisdiction of Organization)	(IRS Employer Identification #)

1867 YONGE STREET, SUITE 650

TORONTO, ONTARIO, M4S 1Y5, CANADA

 (Address of principal executive offices)

NATIONAL REGISTERED AGENTS, INC.

1090 VERMONT AVENUE, NW, STE. 910

WASHINGTON, D.C. 20005

(Name, address and telephone number of agent for service)

with copy to:

JOHN M. IINO, ESQ.

REED SMITH LLP

355 S. GRAND AVENUE, SUITE 2900

Los Angeles, California 90071

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  /  /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  /x/

Registration statement no. 333-137055.

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  /  /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. /  /

EXPLANATORY NOTE

This Post Effective Amendment No. 1 to Peace Arch Entertainment Group Inc.’s (the “Registrant”) Registration Statement on Form F-3 (Registration No. 333-137055) is made for the sole purpose of including the consent of PricewaterhouseCoopers LLP, the Registrant’s independent auditors, as filed as Exhibit 23.3, hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 9.

Exhibits.

Exhibit
Number	Description
23.3	Consent of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on March 31, 2008.

Peace Arch Entertainment Group Inc.

By:

/s/ Mara Di Pasquale

Mara Di Pasquale, Chief Financial Officer

(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Juliet Jones	Director	March 31, 2008
Juliet Jones
/s/ Mara Di Pasquale	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2008
Mara Di Pasquale
/s/ Jeffrey Sagansky	Director, Chief Executive Officer (Principal Executive Officer)	March 31, 2008
Jeffrey Sagansky
/s/ Robert Essery	Director	March 31, 2008
Robert Essery
/s/ Ian Fodie	Director	March 31, 2008
Ian Fodie
/s/ Drew Craig	Director	March 31, 2008
Drew Craig
/s/ Richard Watson	Director	March 31, 2008
Richard Watson
/s/ John Flock	Director, Chief Operating Officer, President	March 31, 2008
John Flock

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 has been signed below by the undersigned, the registrant's duly authorized representative in the United States, on the 31st day of March, 2008.

Peace Arch LA, Inc.

By:

/s/ John Flock

John Flock, President

INDEX TO EXHIBITS

Exhibit
Number	Description
23.3	Consent of PricewaterhouseCoopers LLP